EXHIBIT 10.1

JUNIPER NETWORKS, INC.
CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into by and between ___________________ (the “Employee”) and Juniper Networks, Inc., a Delaware corporation (the “Company”), effective on the last date signed below.
RECITALS

1.    It is expected that the Company from time to time will consider the possibility of an acquisition by another company or other change of control. The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined herein) of the Company.

2.    The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

3.    The Board believes that it is imperative to provide the Employee with certain severance benefits upon certain terminations of employment following a Change of Control. These benefits will provide the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

4.    Certain capitalized terms used in the Agreement are defined in Section 6 below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.    Term of Agreement. This Agreement shall terminate upon the later of (i) January 1, 2027 or (ii) if a definitive agreement relating to a Change of Control has been signed by the Company on or before January 1, 2027 and the closing of that transaction occurs, the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law, except as may otherwise be specifically provided by applicable law or under the terms of any written formal employment agreement or offer letter between the Company and the Employee (an “Employment Agreement”). This Agreement does not constitute an agreement to employ Employee for any specific time.

3.    Severance Benefits.
(a)    Involuntary Termination Other than for Cause or Voluntary Termination for Good Reason Following a Change of Control Period. If (i) within eighteen (18) months on or following a Change of Control the Employee terminates his or her employment with the Company (or any parent or subsidiary of the Company) for “Good Reason” (as defined herein) or the Company (or any parent or subsidiary of the Company) terminates the Employee’s employment for other than “Cause” or “Disability” (each as defined herein), and (ii) the Employee signs and does not revoke a release of claims with the Company, in substantially the form attached hereto as Exhibit A, but which may be updated to reflect changes in law and regulations (the “Release”), then the Employee shall receive the following severance from the Company:

(i)    Salary and Bonus Payment. The Employee shall be entitled to receive in accordance with Section 3(b) a lump-sum payment (less applicable withholding taxes) equal to [150% for below Grade 17][200% for Grade 17] of (1) the Employee’s annual base salary (as in effect immediately prior to the Change of Control or the Employee’s termination or, in the case that a material reduction in base salary triggers a resignation for Good Reason, as in effect immediately prior to such reduction, in each case, whichever is greater) and (2) the Employee’s target bonus (for the fiscal year in which the Change of Control or the Employee’s termination occurs, whichever is greater).

(ii)    Equity Compensation Acceleration and Settlement. One hundred percent (100%) of Employee’s then unvested outstanding stock options, stock appreciation rights, performance shares, restricted stock units and other Company equity compensation awards (collectively, the “Equity Compensation Awards”) that vest based on time (by way of example only, such as an option that vests 25% on the first anniversary of grant and 1/48th monthly thereafter) shall immediately vest (subject to Sections 3(b)(ii) and 9(g)) and, to the extent applicable, become exercisable, and any shares or cash (as applicable) issuable in respect of such Equity Compensation Awards will settle, in each case, on the 53rd calendar day after Employee’s termination of employment (and any rights of repurchase by the Company or restriction on sale shall lapse).

With respect to Equity Compensation Awards that vest wholly or in part based on factors other than time including, without limitation, performance (whether individual or based on external measures such as Company performance, market share, stock price, etc.), (1) any portion for which the measurement or performance period or performance measures have been completed (including with respect to any portion attributable to a shortened performance period ending on, or in connection with, a Change of Control as provided for in an award agreement) and the resulting quantities have been determined or are determinable but have not yet been settled, shall immediately vest (subject to Sections 3(b)(ii) and 9(g)) and, to the extent applicable, become exercisable, in each case based on actual results (or at such other level, if any, specifically set forth in the applicable award agreement) and any shares or cash (as applicable) issuable in respect of such Equity Compensation Awards will be settled on the 53rd calendar day after Employee’s termination of employment (and any rights of repurchase by the Company or restriction on sale shall lapse) and (2) the remaining portions shall immediately vest (subject to Sections 3(b)(ii) and 9(g)) and, to the extent applicable, become exercisable, and any shares or cash (as applicable) issuable in respect of such Equity Compensation Awards will be settled on the 53rd calendar day after Employee’s termination of employment (and any rights of repurchase by the Company or restriction on sale shall lapse), in each case in an amount equal to the number that would be calculated if the performance measures were achieved at the target level (or at such other amount, if any, specifically set forth in the applicable award agreement); provided however, that if there is no “target” number, then the number that vests shall be 100% of the amounts that could vest with respect to that measurement period (or such other amount, if any, specifically set forth in the applicable award agreement). Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee’s employment termination for the period prescribed in the Employee’s respective option and stock appreciation right agreements.

Notwithstanding the foregoing, any equity compensation awards that are outstanding on the date of this Agreement that constitute “deferred compensation” under Internal Revenue Code Section 409A and the final regulations and any guidance promulgated thereunder (“Section 409A”) shall be settled on their originally scheduled vesting dates.

(iii)    Continued Employee Benefits Payment. In lieu of continuation of benefits, Employee shall receive a single lump sum payment in an amount equal to (x) 12 multiplied by (y) the Employee’s monthly premium cost for coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) based on the Employee’s benefit plan elections in place as of the date of the Employee’s termination of employment, which such amount shall be payable in accordance with Section 3(b) whether or not Employee actually elects coverage pursuant to COBRA.

(b)    Timing of Severance Payments.

(i)    Payment Timing. The severance payments to which Employee is entitled under Section 3(a)(i) and (iii) shall be paid by the Company to Employee in a single lump-sum cash payment on the 53rd calendar day after Employee’s termination of employment, subject to any delay required to avoid additional taxation under Section 409A. If the Employee should die before the severance payments have been paid, such payments shall be paid in a lump-sum payment (less any withholding taxes) to the Employee’s designated beneficiary, if living, or otherwise to the personal representative of the Employee’s estate.

(ii)    Release Effectiveness. The receipt of any severance pursuant to Section 3(a), including the equity acceleration and settlement under Section 3(a)(ii), will be subject to Employee signing and not revoking the Release and further subject to the Release becoming effective within fifty-two (52) days following Employee’s termination of employment.

(c)    Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company (or any parent or subsidiary of the Company) terminates (i) voluntarily by the Employee other than for Good Reason, or (ii) for Cause by the Company (or any parent or subsidiary of the Company), then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans or pursuant to other written agreements with the Company.

(d)    Termination Outside of Change of Control Period. In the event the Employee’s employment is terminated for any reason, either prior to the occurrence of a Change of Control or after the eighteen (18) month period following a Change of Control, then the Employee is not entitled to any severance benefits under this Agreement.

(e) Severance Benefits. The benefits provided under this Agreement are in lieu of any benefit provided under any other severance plan, program or arrangement of the Company in effect at the time of the Employee’s termination of employment; provided, however, that if the Employee is entitled to other severance benefits, including, without limitation, under any employment contract, severance plan or applicable law, such Employee shall be entitled to receive only the benefit under this Agreement or such other severance benefit, whichever is greater as determined by the Compensation Committee of the Board of Directors.

(f)    Section 409A.

(i)    Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination (other than due to death) or resignation, then the severance payable to Employee, if any, pursuant to this Agreement, when considered together with any other severance payments or separation benefits that are considered deferred compensation under Section 409A (together, the “Deferred Compensation Separation Benefits”) that are payable within the first six (6) months following Employee’s termination of employment, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s termination of employment. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his termination but prior to the six (6) month anniversary of his termination, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(ii)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above.

(iii)    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (i) above. “Section 409A Limit” will mean the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during the Employee’s taxable year preceding the Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Employee’s employment is terminated.

(iv)   The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

4.    Conditional Nature of Severance Payments and Benefits.

(a)    Non-Solicitation. Until the date twelve (12) months after the termination of Employee’s employment with the Company for any reason, Employee agrees and acknowledges that Employee’s right to receive the severance payments set forth in Section 3(a) (to the extent Employee is otherwise entitled to such payments) shall be conditioned upon Employee neither directly nor indirectly soliciting, inducing, recruiting or encouraging an employee of the Company (or any parent or subsidiary of the Company) to leave his or her employment either for Employee or for any other entity or person with which or whom Employee has a business relationship.

(b)    Understanding of Covenants. Employee represents that he (i) is familiar with the foregoing covenants not to compete and not to solicit, and (ii) is fully aware of his obligations hereunder, including, without limitation, the reasonableness of the length of time, scope and geographic coverage of these covenants.

(c)    Remedy for Breach. Upon any breach of this section by Employee, all severance payments and benefits pursuant to this Agreement shall immediately cease and any stock options or stock appreciation rights then held by Employee shall immediately terminate and be without further force and effect, and Employee shall return all of the consideration paid by the Company under Section 3 above and remit any shares subject to Equity Compensation Awards or shares purchased under stock options or stock appreciation rights to the extent that such Equity Compensation Awards, stock options or stock appreciation rights had their vesting accelerated under Section 3 above (or the profits from the sale of such shares if they are or have been sold).

5.    Golden Parachute Excise Tax Best Results. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Employee (a) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then such severance and other benefits shall either be:

(i)    delivered in full, or

(ii)  delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999, results in the receipt by Employee, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 will be made in writing by a national “Big Four” accounting firm selected by the Company or such other person or entity to which the parties mutually agree (the “Accountants”), whose determination will be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. Any reduction in payments and/or benefits required by this Section 5 shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; and (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced.

6.    Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a)    Cause. “Cause” shall mean (i) an act of personal dishonesty taken by the Employee in connection with his responsibilities as an employee and intended to result in substantial personal enrichment of the Employee; (ii) Employee being convicted of, or pleading nolo contendere to, a felony; (iii) a willful act by the Employee which constitutes gross misconduct and which is injurious to the Company; or (iv) following delivery to the Employee of a written demand for performance from the Company which describes the basis for the Company’s reasonable belief that the Employee has not substantially performed his duties, continued violations by the Employee of the Employee’s obligations to the Company which are demonstrably willful and deliberate on the Employee’s part.

(b)    Change of Control. “Change of Control” means the occurrence of any of the following events:

(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change of Control; or

(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or

(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, or (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this Section 6(b), persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not be deemed a Change of Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A.

(c)    Disability. “Disability” shall mean that the Employee has been unable to perform his or her Company duties as the result of his incapacity due to physical or mental illness, and such inability, at least twenty-six (26) weeks after its commencement, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(d)    Good Reason. “Good Reason” means Employee’s termination of employment following the expiration of any cure period (discussed below) following the occurrence, without Employee’s express written consent, of one or more of the following:

(i)    a material reduction of the Employee’s duties, authority or responsibilities, relative to the Employee’s duties, authority or responsibilities as in effect immediately prior to such reduction, except that, with respect to the Chief Executive Officer, Chief Financial Officer and General Counsel of the Company, no longer holding the position of Chief Executive Officer, Chief Financial Officer or General Counsel, respectively, in a public company following a Change of Control will itself be a material reduction in such Employee’s duties, authority or responsibilities, constituting Good Reason; or

(ii)    a material reduction by the Company in the base compensation or total target cash compensation of the Employee as in effect immediately prior to such reduction; or

(iii)    the relocation of the Employee to a facility or a location more than forty (40) miles from such Employee’s then present location.

Employee will not resign for Good Reason without first providing the Company with written notice within sixty (60) days of the event that Employee believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.

7.    Successors.

(a)    The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall be bound by the obligations under this Agreement and shall perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.

(b)    The Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.    Notice. All notices and other communications required or permitted hereunder shall be in writing, shall be effective when given, and shall in any event be deemed to be given upon receipt or, if earlier, (a) five (5) days after deposit with the U.S. Postal Service or other applicable postal service, if delivered by first class mail, postage prepaid, (b) upon delivery, if delivered by hand, or (c) one (1) business day after the business day of deposit with Federal Express or similar overnight courier, freight prepaid, and shall be addressed (i) if to Employee, at his or her last known residential address and (ii) if to the Company, at the address of its principal corporate offices (attention: Corporate Secretary), or in any such case at such other address as a party may designate by ten (10) days’ advance written notice to the other party pursuant to the provisions above.

9.    Miscellaneous Provisions.

(a)    No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b)    Amendment or Waiver. No provision of this Agreement shall be amended, modified, waived or discharged unless the amendment, modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(d)    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof (including, for the avoidance of doubt, any change of control agreement entered into by the parties hereto prior to the effective date of this Agreement).

(e)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of laws of any jurisdiction other than the State of California. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have exclusive jurisdiction and venue over all controversies in connection with this Agreement and each of the parties to this Agreement hereby waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any such California State or Federal court.

(f)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(g)    Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

(h)    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

COMPANY	JUNIPER NETWORKS, INC.

By:
Name:
Title:
Date:

EMPLOYEE
Name:
Date: